EXHIBIT 99.1

SCP POOL CORPORATION REPORTS
26% EARNINGS PER SHARE INCREASE FOR ITS THIRD QUARTER

COVINGTON, LA (October 20, 2005) – SCP Pool Corporation (the “Company” or “POOL”) (Nasdaq/NM: POOL) today reported record results for the third quarter of 2005.

Earnings per share for the third quarter of 2005 increased 26% to $0.49 per diluted share on net income of $27.1 million, compared to $0.39 per diluted share on net income of $22.0 million in the third quarter last year.

Net sales for the three months ended September 30, 2005 increased $61.6 million, or 17%, to $423.7 million, compared to $362.1 million in the third quarter of 2004. Base business sales increased by 16% with complementary products sales increasing 29% over the third quarter of 2004.

Gross profit for the three months ended September 30, 2005 increased $10.4 million, or 10%, to $114.6 million from $104.2 million in the same period in 2004. Excluding the impact of the divestiture of POOL’s North American manufacturing assets in December 2004, gross profit increased 12%. Gross profit as a percentage of net sales (gross margin) decreased 180 basis points to 27.0% in the third quarter of 2005 from 28.8% in the comparable 2004 period. The decline in gross margin is attributable to unprecedented levels of price increases, which have been generally passed on, but partially on a dollar per unit basis instead of on a percentage basis, and to the divestiture of POOL’s North American manufacturing assets.

Operating expenses in the third quarter of 2005 increased $5.0 million, or 7%, to $72.2 million from $67.2 million in the third quarter of 2004. Operating expenses as a percentage of net sales decreased 160 basis points to 17.0% in 2005 from 18.6% in 2004.

Operating income for the third quarter of 2005 was $42.4 million, an increase of 15% over the third quarter of 2004 operating income of $36.9 million. The Company’s equity investment in Latham Acquisition Corporation also contributed $1.9 million to net income in the third quarter.

“We executed successfully in the quarter to produce solid results. At the same time we strengthened our position in the marketplace and proceeded to further our value added and complementary products initiatives. This was done despite the new price inflation reality in the industry as well as the national distraction of catastrophic storm systems,” commented Manuel Perez de la Mesa, President and CEO.

“In our specific case, a number of outstanding employees and the disciplines of disaster recovery and business continuity planning resulted in no disruption of service level to our customers other than in the locations directly in the path of the storms. In addition, our Covington administrative office was closed only two weeks, with most professional and management level employees fully functional within days of the storm, operating from a variety of remote locations,” added Perez de la Mesa.

Net sales for the nine months ended September 30, 2005 increased $152.0 million, or 14%, to $1,252.9 million, compared to $1,100.9 million in the comparable 2004 period. Base business net sales for the nine months ended September 30, 2005 increased 13% over the same period in 2004. Complementary products sales increased 30% over the nine months ended September 30, 2004. Gross margin decreased 70 basis points to 27.9% in the first nine months of 2005 from 28.6% for the same period last year, reflecting the divestiture of POOL’s North American manufacturing assets as well as the impact of product price increases. Operating income for the first nine months of 2005 increased 16% to $136.5 million, or 10.9% of net sales, compared to operating income of $117.2 million, or 10.6% of net sales in the same period last year. Earnings per share for the first nine months increased 21% to $1.50 per diluted share on net income of $83.5 million, compared to $1.24 per diluted share on net income of $69.7 million in the comparable 2004 period.

POOL Reports Record Third Quarter 2005 Results

October 20, 2005

Cash provided by operations was $51.3 million in the first nine months of 2005 compared to $30.9 million in the same period in 2004. The increase in cash provided by operations through September year-to-date is the result of higher net income and the deferral of third quarter estimated tax payments.

SCP Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products. Currently, POOL operates over 240 service centers in North America and Europe, through which it distributes more than 100,000 national brand and private label products to roughly 68,000 wholesale customers. For more information about POOL, please visit www.poolcorp.com.

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in POOL’s 2004 Form 10-K filed with the Securities and Exchange Commission.

CONTACT:

       Craig K. Hubbard
       Treasurer
       985.801.5117
       craig.hubbard@poolcorp.com

POOL Reports Record Third Quarter 2005 Results

October 20, 2005

Consolidated Statements of Income

(Unaudited)	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	September 30,		September 30,
	2005	2004	2005	2004
Net Sales	$423,729	$362,091	$1,252,868	$1,100,916
Cost of sales	309,124	257,908	903,631	786,486

Gross profit	114,605	104,183	349,237	314,430
Percent	27.0%	28.8%	27.9%	28.6%

Selling and administrative expenses	72,212	67,234	212,748	197,220

Operating income	42,393	36,949	136,489	117,210
Percent	10.0%	10.2%	10.9%	10.6%

Interest expense, net	1,331	868	4,316	2,973

Income before income taxes and equity earnings	41,062	36,081	132,173	114,237
Provision for income taxes	15,854	14,071	51,032	44,552
Equity earnings in unconsolidated interests	1,912	—	2,372	—

Net income	$27,120	$22,010	$83,513	$69,685

Earnings per share:
Basic	$0.51	$0.42	$1.59	$1.31
Diluted	$0.49	$0.39	$1.50	$1.24

Weighted average shares outstanding:
Basic	52,699	52,847	52,489	53,057
Diluted	55,889	56,175	55,728	56,321

Cash dividends declared per common share	$0.09	$0.07	$0.25	$0.13

POOL Reports Record Third Quarter 2005 Results

October 20, 2005

Condensed Consolidated Balance Sheets

(Unaudited)	September 30,	September 30,
(In thousands)	2005	2004
Assets
Current assets:
Cash and cash equivalents	$44,644	$30,427
Receivables, net	41,924	39,250
Receivables pledged under receivables facility	110,113	91,110
Product inventories, net	197,135	167,024
Prepaid expenses	3,248	6,167
Deferred income taxes	4,171	1,864

Total current assets	401,235	335,842

Property and equipment, net	21,413	25,210
Goodwill	102,163	112,489
Other intangible assets, net	9,161	11,609
Equity interest investments	29,547	—
Other assets, net	2,312	1,657

Total assets	$565,831	$486,807

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	99,920	76,454
Accrued and other current liabilities	69,148	55,903
Short-term financing	83,170	69,770
Current portion of other long-term liabilities	1,350	25,850

Total current liabilities	253,588	227,977

Deferred income taxes	13,116	10,570
Long-term debt	—	3,043
Other long-term liabilities	2,402	3,534

Total liabilities	269,106	245,124

Total stockholders' equity	296,725	241,683

Total liabilities and stockholders' equity	$565,831	$486,807

1.     The allowance for doubtful accounts (AFDA) was $3.1 million at September 30, 2005 and $3.6 million at September 30, 2004. The total past due accounts receivable balance as a percentage of total accounts receivable decreased
        11.4% between periods.

2.     The inventory reserve was $4.4 million, or 2.2% of total inventory at September 30, 2005 and $3.7 million, or 2.2% of total inventory at September 30, 2004. The slowest moving class of inventory as a percentage of total inventory decreased slightly between periods.

POOL Reports Record Third Quarter 2005 Results

October 20, 2005

Condensed Consolidated Statements of Cash Flows

(Unaudited)	Nine Months Ended September 30,
(In thousands)	2005	2004
Operating activities
Net income	$83,513	$69,685
Adjustments to reconcile net income
to net cash used in operating activities
Depreciation	3,693	4,462
Amortization	3,228	3,345
Equity earnings in unconsolidated investments	(2,373)	—
Other	825	(483)
Changes in operating assets and liabilities,
net of effects of acquisitions
Receivables	(54,410)	(46,270)
Product inventories	(2,647)	26,307
Accounts payable	(15,017)	(45,005)
Other current assets and liabilities	34,453	18,840

Net cash provided by operating activities	51,265	30,881

Investing activities
Acquisition of businesses	(3)	(349)
Equity interest investment	(3,589)	—
Purchase of property and equipment, net of sale proceeds	(6,556)	(5,060)

Net cash used in investing activities	(10,148)	(5,409)

Financing activities
Proceeds from revolving line of credit	189,013	218,069
Payments on revolving line of credit	(239,433)	(232,469)
Proceeds from asset-backed financing	62,170	66,522
Payments on asset-backed financing	(21,595)	(39,170)
Payments on other long-term debt	(964)	(1,519)
Issuance of common stock under stock option plans	12,576	6,273
Payment of cash dividends	(13,152)	(7,053)
Purchase of treasury stock	(6,353)	(20,085)

Net cash used in financing activities	(17,738)	(9,432)
Effect of exchange rate changes on cash	(497)	1,575

Change in cash and cash equivalents	22,882	17,615
Cash and cash equivalents at beginning of period	21,762	12,812

Cash and cash equivalents at end of period	$44,644	$30,427